                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT entered into and effective as of July 27, 2005, among, ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation ("ADLT"), and WAYNE R. HELLMAN ("EMPLOYEE");

                                   WITNESSETH:

      WHEREAS, ADLT and Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between Employee and ADLT relating to Employee's employment; and

      WHEREAS, ADLT and Employee desire to enter into an Employment Agreement as set forth herein below to ADLT of the services of Employee as Chief Executive Officer of ADLT and to set forth the rights and duties of the parties hereto; and

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. TERMINATION OF PRIOR AGREEMENTS. ADLT and Employee hereby terminate any and all prior agreements, whether oral or written, between the parties relating to Employee's employment, provided, however that any existing agreement between Employee and ADLT or any subsidiary of ADLT regarding non-competition, non-solicitation or confidentiality or ownership of intellectual property rights shall continue in full force and effect as supplemented by this Employment Agreement.

2.    EMPLOYMENT.

      (a) ADLT hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

      (b) During the term of this Employment Agreement, (for purposes hereof, all references to the term of this Employment Agreement shall be deemed to include all renewals or extensions hereof, if any), Employee shall devote his full business time to his employment and shall perform diligently such duties as are, or may be, required by the Board of Directors of ADLT or their designee, which duties shall be within the bounds of reasonableness and acceptable business standards and ethics.

      (c) During the term of this Employment Agreement, Employee shall not, without the prior written approval of the Board of Directors of ADLT, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent in the businesses of ADLT or any subsidiary or affiliate of ADLT; provided, however, Employee may continue to render services to and participate in philanthropic and charitable causes, in each case, in a manner and to the extent consistent with his past practice.

      (d) During the term of this Employment Agreement, Employee shall comply with all policies and procedures of ADLT, including but not limited to, all terms and conditions set forth in any employee handbook and any other memoranda pertaining to ADLT's policies, procedures, rules and regulations. Failure to comply in all material respects with all such policies and procedures shall be grounds for disciplinary action, including termination for "cause" pursuant to Section 6(a) of this Employment Agreement.

3.    TERM AND POSITION.

      (a) Subject to the termination provisions contained herein, the term of this Employment Agreement shall commence as of DECEMBER 10, 2003 and shall continue through JUNE 30, 2007, subject, however, to the provisions of Section 6.

      (b) Employee shall serve as Chief Executive Officer of ADLT, or in such other offices or positions with ADLT as shall be determined by the Board of Directors of ADLT, without, however, any change in Employee's compensation or benefits listed on EXHIBIT B.

      (c)   The principal business office of Employee shall be in Solon, Ohio.

4.    COMPENSATION.

      (a) Subject to the provisions of this Employment Agreement, for all services which Employee may render to ADLT during the term of this Employment Agreement, Employee shall receive a base salary at the rate of THREE HUNDRED TWELVE THOUSAND DOLLARS ($312,000) per annum for the first year of this Employment Agreement, which shall be payable in equal, consecutive biweekly installments. For the period from January 1, 2005 - June 30, 2007. Employee will receive, in addition to such base salary, a salary supplement of One Hundred Thirty-Eight Thousand Dollars ($138,000) per annum, which shall be payable in equal, consecutive biweekly installments.

      (b) Employee will receive options at the commencement of the term of this Employment Agreement as set forth on EXHIBIT A.

      (c) Provided that Employee satisfactorily performs his services under this Employment Agreement, the Compensation Committee of ADLT shall consider base salary increases annually.

      (d) Provided that Employee has satisfactorily performed his services under this Employment Agreement, Employee shall be eligible for bonuses from time to time as described on EXHIBIT A.

5.    OTHER BENEFITS.

      During the term of this Employment Agreement, Employee shall be entitled to such vacation privileges, life insurance, medical and hospitalization benefits, and such other benefits as are typically provided to other executive officers of ADLT and its subsidiaries in comparable positions; provided, however, that such benefits shall be comparable to those benefits provided by ADLT in ADLT's fiscal year ended June 30, 2003.

6.    TERMINATION AND FURTHER COMPENSATION.

      (a) The employment of Employee under this Employment Agreement, for the term thereof, may be terminated by the Board of Directors of ADLT for cause at any time. For purposes hereof, the term "cause" shall mean:

            (i) Employee's committing an act constituting a misdemeanor involving fraud, dishonesty, or theft or a felony;

            (ii) Employee's engaging in habitual or repeated alcohol or drug abuse;

            (iii) Employee's disregarding the instructions of the Board of
                  Directors of ADLT;

            (iv) Employee's neglecting duties (other than by reason of disability or death), with five (5) business days notice to cure;

            (v)   Employee's willful misconduct or gross negligence;

            (vi) Employee's material breach of this Employment Agreement, in whole or in part, with five (5) days notice to cure; or

            (vii) ADLT shall enter into a transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Hellman Person (as defined the Indenture between ADLT and The Bank of New York, relating to ADLT's 11% Senior Notes due 2009) if such transaction is proposed by Employee, unless such transaction has been unanimously approved by members of the Board of Directors who are not Executive Managers (as defined in the Indenture).

            Any termination by reason of the foregoing shall not be in limitation of any other right or remedy ADLT may have under this Employment Agreement or otherwise.

(b) In the event of (i) termination of the Employment Agreement for any of the reasons set forth in Subparagraph (a) of this Section 6, or (ii) if Employee shall voluntarily terminate his employment hereunder prior to the end of the term of this Employment Agreement, then in either event Employee shall be entitled to no further salary, bonus or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. In the event the Employee voluntarily terminates this Employment Agreement, Employee shall provide 30 days' prior written notice to ADLT of such voluntary termination.

(c) In the event that ADLT terminates Employee's employment without "cause" (as defined herein above) or Employee terminates employment with "good reason" (as defined below) prior to the end of the term of this Employment Agreement, then Employee shall be entitled to any salary and bonus amounts due to Employee for the remainder of the term or renewal term of this Employment Agreement, as the case may be, and medical benefits from the date of termination to the last day of the calendar month in which Employee's sixty-sixth birthday occurs, such medical benefits to be no less than other key executives. Such salary, bonus and benefits shall be paid in accordance with ADLT's normal payment practices; provided, however, that amounts payable to Employee may be offset against any outstanding amount of principal and interest of loans from ADLT to Employee. At the conclusion of the term of this Employment Agreement, Employee shall be entitled to all bonuses based on periods prior to termination, to the extent earned and whether payable during or after the term of this Employment Agreement, however, all salary, medical and other benefits as set forth herein shall cease. Employee shall have no other rights and remedies except as set forth in this Section 6. For purposes hereof, the term "good reason" shall mean (i) without the express written consent of Employee, a material reduction of Employee's compensation or benefits or (ii) a material breach of this Employment Agreement by ADLT; or (iii) resignation within three (3) months following a "Change in Control" of ADLT.

(d) In the event of Employee's death or permanent disability (as defined herein below) occurring during the term of this Employment Agreement, this Employment Agreement shall be deemed terminated for cause and Employee or his estate, as the case may be, shall be entitled to no further salary or other compensation provided for herein except as to that portion of any unpaid salary accrued or earned by Employee hereunder up to and including the date of death or permanent disability, and any benefits under any insurance policies or other plans; provided however, if Employee dies on or before July 30, 2007 and, at the time of Employee's death, the Loan Amount (as defined in Exhibit A) has not been reduced to $0, and a valid insurance policy on the life of Employee is in force, which names ADLT as beneficiary and results in a payment of proceeds to ADLT of not less than $7,500,000, Employee's estate will receive a one-time bonus, in lieu of any other bonus payable pursuant to this agreement, equal to (a) the Loan Amount (as defined in Exhibit A) divided by (b) (I) 1 minus (II) Employee's combined effective federal, state and local income tax rate for the year of Employee's death. ADLT acknowledges that such a policy is currently in effect and such policy will remain in effect until earlier of (x) July 30, 2007 or (y) the date on which the Loan Amount has been paid in full.

(e) "Permanent disability" means the inability of Employee to perform satisfactorily his usual or customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

(f) In the event this Employment Agreement is terminated with cause, before the end of the term, ADLT may, in its sole discretion, notify Employee that ADLT intends to continue to pay all compensation, benefits and monies due under the terms of the Employment Agreement for the remainder of the term; provided, however, that amounts payable to Employee may be offset against any outstanding amount of principal and interest of loans from ADLT to Employee. In such event, and provided ADLT continues to make such payments or offset such amounts, Employee shall continue to be bound by the terms of the non-competition provisions in Section 7 hereof, during the remainder of the term and for a period of two (2) years immediately following the stated term of the Agreement.

(g) "Change of Control" as used in this Agreement means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of ADLT on a fully diluted basis and (b) such ownership represents a greater percentage of the total voting power of the voting stock of ADLT, on a fully diluted basis, than may then be voted by (I) Saratoga Lighting Holdings LLC or any person, directly or indirectly, controlling, controlled by or under common control with Saratoga Lighting Holdings LLC (the "Saratoga Group"), (II) any "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that includes a member of the Saratoga Group, if members of the Saratoga Group "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) voting stock of ADLT representing a majority of the voting power of the voting stock owned by such group (the "Existing Stockholders") and (III) the five individuals who were the most highly compensated officers or employees of ADLT and its subsidiaries, taken as a whole, for the most recently ended fiscal year of ADLT (the "Executive Managers") on such date; provided however, that a Change of Control shall not be deemed to have occurred by reason of the fact that one or more of the Executive Managers become the beneficial owners of more than 35% of the total voting power of ADLT on a fully diluted basis; or (ii) individuals who on the date of this Agreement (or within 120 days thereafter as contemplated by ADLT's plan of reorganization) constitute the Board of Directors (together with any new or successor directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by ADLT's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors on the date of their election or nomination) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

7.    COVENANTS REGARDING NON-COMPETITION AND CONFIDENTIAL INFORMATION.

      (a)   Non-Competition.

            (i) Recognizing that Employee will have been involved as an executive officer of ADLT and that ADLT and its affiliates, are engaged in the supply of products and/or services in every state of the United States and internationally, therefore, upon termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, for any reason, he agrees that he will not, for a period of TWO (2) YEARS immediately following such termination, engage, in the United States or in any country where ADLT or any of its subsidiaries or affiliates conduct business, either directly or indirectly on behalf of himself or on behalf of an another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, in any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity).

            (ii) Employee will not, for a period of TWO (2) YEARS immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, recruit, hire or otherwise entice any employee(s) of ADLT or its subsidiaries or affiliates, to terminate his or her employment with ADLT or to accept employment with anyone or any entity other than ADLT.

            (iii) Employee will not, for a period of TWO (2) YEARS immediately following the termination of his employment by ADLT or its subsidiaries, whether such termination is initiated by ADLT or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, solicit, do business with or employ any current or former employee of ADLT, or any of its subsidiaries or affiliates, or any customer or client of ADLT in connection with any business of the type and character or in competition with the business carried on by ADLT or any of its subsidiaries or affiliates (as conducted on the date Employee ceases to be employed by ADLT in any capacity)

      (iv) Employee will not, directly or indirectly, disclose, divulge, discuss or copy to or for any person or entity, or otherwise use or suffer to be used in any manner or for any purpose, except for the benefit of ADLT or any of its subsidiaries or affiliates, any ideas, methods, customer lists or other customer information, business plans, product research or engineering data or other trade secrets, intellectual property, or any other confidential or proprietary information of ADLT or any of its subsidiaries or affiliates, it being acknowledged by Employee that all such information regarding the business of ADLT or its subsidiaries or affiliates conceived, suggested, developed, compiled or obtained by or furnished to Employee while Employee shall have been employed by or associated with ADLT or its subsidiaries or affiliates is confidential information and ADLT's or its subsidiaries' or affiliates' exclusive property. Employee's obligations under this Section 7(a)(iv) will not apply to any information which (A) is known to the public other than as a result of Employee's acts or omissions, (B) is approved for release, in writing, by ADLT, (C) was available, or becomes available, to Employee on a non-confidential basis independent of its disclosure to Employee by ADLT, but only if the source of such information is not bound by the provisions of this Agreement or otherwise prohibited by a contractual, legal or fiduciary obligation from disclosing Confidential Information to Employee or Employee's Representatives or (D) Employee is required, in the opinion of legal counsel, to disclose by law, regulation, or governmental or court order, provided that ADLT is given, to the extent that it is practicable, reasonable advance notice of any court proceeding and an opportunity to contest disclosure or obtain an appropriate protective order, at no cost to Employee but with Employee's reasonable cooperation. The Employee shall have the burden of proof as to whether any of the foregoing exceptions apply to any disclosure or proposed disclosure of Confidential Information.

(b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this
      Section 7, ADLT shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7 shall be deemed to limit ADLT's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 7 which may be pursued or availed of by ADLT or any of its affiliates including but not limited to ADLT. Employee and Company have carefully read and considered the provisions of this Section 7 and, having done so, agree that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Company. In the event that any provision of this Section 7 shall be held to be unenforceable because of the duration of such provision or area covered thereby, Employee and Company expressly agree that any court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

      (b) In the event Employee shall violate any legally enforceable provision of this Section 7 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

8.    RENEWAL.

      This Employment Agreement shall be automatically renewed for successive one (1) year periods, notwithstanding whether the initial terms of this Agreement was for a term other than one (1) year, unless and until ADLT or Employee delivers written notice to the other party of its intent to terminate this Employment Agreement upon completion of the current term. In the event Employee or ADLT desires to terminate this Employment Agreement upon completion of the current term, such terminating party must deliver written notice to the other party not later than three (3) months prior to the end of the term (or any successive term) of this Employment Agreement.

9.    SEVERABLE PROVISIONS.

      The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

10.   ARBITRATION.

      Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by a single arbitrator in the City of Solon, State of Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny ADLT the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 7 hereof.

11.   NOTICES

      (a) Each notice, request, demand or other communication ("NOTICE") by either party to the other party pursuant to this Employment Agreement shall be in writing and shall be personally delivered or sent by U.S. certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight commercial courier, charges prepaid, or by facsimile transmission (but each such Notice sent by facsimile transmission shall be confirmed by sending a copy thereof to the other party by U.S. mail or commercial courier as provided herein no later than the following business day), addressed to the address of the receiving party or to such other address as such party shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received on the date when personally delivered, on the date of sending when sent by facsimile, on the third business day following the date of sending when sent by mail or on the first business day following the date of sending when sent by commercial courier.

      (b) If a Notice is to ADLT, then such Notice shall be addressed to Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio, attention of the Board of Directors.

      (c) If a Notice is to Employee, then such Notice shall be addressed to Employee at his home address last known on the payroll records of ADLT.

12.   WAIVER.

      The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

13.   MISCELLANEOUS.

      This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced, and unanimously approved by the non-executive members of the board of directors of ADLT.

14.   GOVERNING LAW.

      This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

WITNESS:                                   ADVANCED LIGHTING TECHNOLOGIES, INC.

By: _________________________________      By: /s/ Sabu Krishnan
                                               --------------------------------
Name: _______________________________      Name: Sabu Krishnan
                                           Its:  Chief Operating Officer

By: _________________________________      /s/ Wayne R. Hellman
                                           ------------------------------------
      Name: _________________________      WAYNE R. HELLMAN

                                    EXHIBIT A
                               (BONUS AND OPTIONS)

EMPLOYEE: Wayne R. Hellman
BASE SALARY: $300,000.00

I. BONUS SCALE:

Employee shall be eligible for a bonus, as a percentage of Employee's base salary, contingent upon ADLT's achieving certain financial targets (Base, Goal and Superior) measured in terms of ADLT's Adjusted EBITDA (after accruing the applicable bonus) for each fiscal year pursuant to the following scale:

FY 2004 (7/1/03-6/30/04)          EBITDA (ADJUSTED) *            BONUS (% OF BASE SALARY)
No Bonus                          Below $23,500,000.00                      --
Base                                 $23,500,000.00                         50%
Goal                                 $25,000,000.00                        100%
Superior                             $27,000,000.00                        150%
FY 2005 (7/1/04-6/30/05)          EBITDA (ADJUSTED)**            BONUS (% OF BASE SALARY)
No Bonus                           Below $26,000,000                        --
Base                                 $   26,000,000                         50%
Goal                                 $   27,300,000                        100%
Superior                             $   29,000,000                        150%
FY 2006 (7/1/05-6/30/06)    (To be determined by the
                            Compensation Committee of ADLT)
FY 2007 (7/1/06-6/30-07)    (Bonus, payable on or before July
                            30, 2007, to be determined by the
                            Compensation Committee of ADLT)

* Bonus increase in FY 2004 will be on a sliding scale whereby the percentage of base salary bonus will increase proportionally based on the amount by which ADLT exceeds one financial target but falls short of a higher financial target. For example: If ADLT has an adjusted EBITDA in FY 2004 of $26,000,000.00 (which amount is the midpoint between the Goal and Superior targets) then Employee would be entitled to a bonus of 125% (100% + an additional 25%).

**Bonus in FY 2005 will be on a sliding scale whereby the percentage of base salary bonus will increase proportionally based on the amount by which ADLT exceeds one financial target but falls short of a higher financial target. For example: If ADLT has an adjusted EBITDA in FY2005 of $26,650,000.00 (which amount is the midpoint between the Base and Goal targets) then Employee would be entitled to a bonus of 75% (50% + an additional 25%). If ADLT has an adjusted EBITDA in FY 2050 of $28,150,000.00 (which amount is the midpoint between the Goal and Superior targets) then Employee would be entitled to a bonus of 125% (100% + an additional 25%).

II. ADDITIONAL BONUS

Subject to Section 6, Employee will receive additional bonuses of : (1) on July 1, 2004, $2,027,000 (of which an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee's tax liability); and (2) on July 1, 2005, $2,027,000 (of which an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee's tax liability).

Subject to Section 6, if ADLT has EBITDA (Adjusted) of $31,000,000 for any four consecutive fiscal quarters ending on or before June 30, 2007, then, on or before September 30, 2006 (or such later date which is not more than 90 days following the last day of the fourth fiscal quarter of such period), Employee will receive an additional bonus equal to: (a) (i) one half of the Loan Amount1 (after application of the after-tax proceeds of Employee's FY2006 bonus pursuant to I of this Exhibit A) or (ii) if the "Goal" bonus level is not achieved for FY2006, one half of (x) the Loan Amount less (y) the amount by which (1) the amount of after tax proceeds which would have been applied from the FY2006 "Goal" level bonus exceeds (2) the amount of any FY2006 bonus pursuant to I of this Exhibit A which was actually applied to the Loan, divided by (b) (I) 1 minus (II) Employee's combined effective federal, state and local income tax rates for 2006 (of which bonus, an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee's tax liability).

Subject to Section 6, if ADLT has EBITDA (Adjusted) of $35,000,000 for any four consecutive fiscal quarters ending on or before June 30, 2007, then, on or before July 30, 2007, Employee will receive an additional bonus equal to: (a)
(i) the Loan Amount (after application of the after-tax proceeds of Employee's FY2007 bonus pursuant to I of this Exhibit A) or (ii) if the "Goal" bonus level is not achieved for both FY2006 and FY2007, the Loan Amount less the amount by which (1) the amount of after tax proceeds which would have been applied upon achievement of both the FY2006 and FY2007 "Goal" level bonuses exceeds (2) the amount of any FY2006 and FY2007 bonuses pursuant to I of this Exhibit A which was actually applied to the Loan divided by (b) (I) 1 minus (II) Employee's combined effective federal, state and local income tax rates for 2007 (of which bonus an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied

------------------
* "Loan Amount" at any date means the total of the unpaid principal and interest on the Loan from ADLT to Employee pursuant to the Loan Agreement dated as of October 8, 1998, as amended.

to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee's tax liability).

If there is a substantial capital transaction which has a substantial positive effect on the value of ADLT, the Board of Directors of ADLT will consider whether any unpaid additional bonus should be accelerated.

III. OPTIONS:

Employee shall participate in the ADLT equity compensation plan to the extent of 3.5% of the equity stock of ADLT on the date of this Agreement, which shall vest in four (4) equal increments on the anniversary dates of the grant date. Employee shall Participate in the ADLT 2005 Equity Incentive Plan to the extent of 1.8% of the diluted Common Shares at the time of adoption of such Plan (22 shares). The shares will vest in accordance with the terms of the Award under such Plan.

                                    EXHIBIT B

                         WAYNE HELLMAN EMPLOYEE BENEFITS

-     Medical and Benefits offered to ADLT and Venture Solon employees

      -     Accidental Death & Dismemberment......2 x Annual Salary

      -     Mutual of Omaha Life Insurance - 2x Annual Salary

      -     Vision Plan

      -     Medical Insurance: United Health Care

      -     Dental Insurance: Cigna

      -     Short Term Disability

      -     Long Term Disability

      -     10 Paid Holidays

- Paid Vacation in accordance with company policy; 20 days at Wayne Hellman's level of service

-     Quarterly dues paid at Barrington Country Club; current dues approximately
      $1500